Exhibit 10.1

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of this 1st day of August, 2008, by and among Proto Labs, Inc., a Minnesota corporation (the “Company”), each holder of the Company’s Series A Preferred Stock, $.001 par value per share (“Series A Preferred Stock”), listed on Schedule A (together with any subsequent investors, or any transferees, who become parties hereto as “Investors” pursuant to Sections 5.1(a) or 5.2 below, the “Investors”) and those certain shareholders of the Company listed on Schedule B (together with any subsequent shareholders, or any transferees, who become parties hereto as “Key Holders” pursuant to Sections 5.1(b) or 5.2 below, the “Key Holders,” and together collectively with the Investors, the “Shareholders”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company and North Bridge Growth Equity I, L.P., a Delaware limited partnership (“North Bridge”), are entering into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) providing for the sale of shares of the Company’s Series A Preferred Stock, and in connection with the Purchase Agreement the parties hereto desire to provide North Bridge with the right, among other rights, to designate the election of two members of the Company’s board of directors (the “Board”) in accordance with the terms of this Agreement.

B. The Company’s Amended and Restated Articles of Incorporation (the “Restated Certificate”) provides that (i) the holders of record of the shares of the Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect two directors of the Company (the “Series A Directors”), and (ii) the holders of record of the shares of the Company’s common stock, $.001 par value per share (“Common Stock”), exclusively and as a separate class, shall be entitled to elect five directors of the Company.

NOW, THEREFORE, the parties agree as follows:

1. Voting Provisions Regarding Board of Directors.

1.1 Size of the Board. Each Shareholder agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that the size of the Board shall be set and remain at seven (7) directors and may be increased or decreased only with the written consent of Investors holding Series A Preferred Stock representing at least a majority of the shares of Common Stock issuable upon conversion of the then outstanding shares of Series A Preferred Stock. For purposes of this Agreement, the term “Shares” shall mean and include any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Common Stock and Series A Preferred Stock, by whatever name called, now owned or subsequently acquired by a Shareholder, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

1.2 Board Composition. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control,

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from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of Company shareholders at which an election of directors is held or pursuant to any written consent of the shareholders of the Company, the following persons shall be elected to the Board:

(a) One person from North Bridge and one person designated by North Bridge who is mutually acceptable to the other members of the Board (such approval not to be unreasonably withheld) (the “North Bridge Designees”), one of whom shall initially be Douglas Kingsley from North Bridge, for so long as such Investor and its Affiliates (as defined below) continue to own beneficially at least 15% of the issued and outstanding Common Stock (determined on a fully diluted, as-if-converted basis), provided that if such Investor and its Affiliates own less than 15% but more than 3% of the issued and outstanding Common Stock (determined on a fully diluted, as-if-converted basis), then North Bridge shall only be entitled to designate one person, and provided further that if such Investor and its Affiliates own less than 3% of the issued and outstanding Common Stock (determined on a fully diluted, as-if-converted basis), then North Bridge shall not be entitled to designate any person;

(b) One person designated by Protomold Investment Company, LLC (the “PIC Designee”), which individual shall initially be Brian K. Smith, for so long as such Key Holder and its Affiliates continue to own beneficially at least 3% of the issued and outstanding Common Stock (determined on a fully diluted, as-if-converted basis);

(c) For so long as the Key Holders hold at least 150,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, recapitalizations or the like), one individual designated by the holders of a majority of the Shares of Common Stock held by the Key Holders, which individual shall initially be Lawrence Lukis;

(d) The Company’s Chief Executive Officer, who shall initially be Bradley Cleveland (the “CEO Director”), provided that if for any reason the CEO Director shall cease to serve as the Chief Executive Officer of the Company, each of the Shareholders shall promptly vote their respective Shares (i) to remove the former Chief Executive Officer from the Board if such person has not resigned as a member of the Board, and (ii) to elect such person’s replacement as Chief Executive Officer of the Company as the new CEO Director; and

(e) Two individuals not otherwise an Affiliate of the Company (the “Independent Directors”) that are mutually acceptable to the other members of the Board, which Independent Directors shall initially be John Goodman and Margaret Loftus.

To the extent that any of clauses (a) through (e) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all shareholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Restated Certificate.

For purposes of this Agreement, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) shall be deemed an

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“Affiliate” of another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.3 Failure to Designate a Board Member. In the absence of any designation from the Person(s) or groups with the right to designate a director as specified in Section 1.2, the director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

1.4 Removal of Board Members. Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Sections 1.2 or 1.3 of this Agreement may be removed from office unless (i) such removal is directed or approved by the affirmative vote of the Person(s) originally entitled to designate or approve such director in accordance with Sections 1.2 or 1.3, or (ii) the Person(s) originally entitled to designate or approve such director or occupy such Board seat pursuant to Section 1.2 is no longer so entitled to designate or approve such director to occupy such Board seat;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Sections 1.2 or 1.3 shall be filled pursuant to the provisions of Section 1 of this Agreement; and

(c) upon the request of the majority of the holders of the Shares entitled to designate a director as provided in Sections 1.2(a), 1.2(b) and 1.2(c) to remove such director, such director shall be removed.

All Shareholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any Person entitled to designate directors to call a special meeting of Company shareholders for the purpose of electing directors.

1.5 No Liability for Election of Recommended Directors. No Shareholder, nor any Affiliate of any Shareholder, shall have any liability as a result of designating a person for election as a director for any act or omission by such designated person in his or her capacity as a director of the Company, nor shall any Shareholder have any liability as a result of voting for any such designee in accordance with the provisions of this Agreement.

2. Vote to Increase Authorized Common Stock. Each Shareholder agrees to vote or cause to be voted all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to increase the number of authorized shares of Common Stock from time to time to ensure that there will be sufficient shares of Common Stock available for conversion of all of the shares of Series A Preferred Stock outstanding at any given time.

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3. Remedies.

3.1 Covenants of the Company. The Company agrees to use its best efforts, within the requirements of applicable law, to ensure that the rights granted under this Agreement are effective and that the parties enjoy the benefits of this Agreement. Such actions include, without limitation, the use of the Company’s best efforts to cause the nomination and election of the directors as provided in this Agreement.

3.2 Irrevocable Proxy. Each party to this Agreement hereby constitutes and appoints the Chief Executive Officer and Chief Financial Officer of the Company, and each of them, with full power of substitution, as the proxies of the party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto and votes to increase authorized shares pursuant to Section 2 hereof, and hereby authorizes each of them to represent and to vote, if and only if the party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such party’s Shares in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or the increase of authorized shares pursuant to and in accordance with the terms and provisions of Section 2 of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 4 hereof. Each party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 4 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

3.3 Specific Enforcement. Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each of the Company and the Shareholders shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

3.4 Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4. Term. This Agreement shall be effective as of the date hereof and shall continue in effect until and shall terminate upon the earliest to occur of (a) the consummation of the sale of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (provided that if such a public offering is consummated before August 1, 2012, the offering price shall be at least $244.12 per share (subject to appropriate adjustment in the event of any stock

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dividend, stock split, combination or other similar recapitalization), resulting in at least $40,000,000 of aggregate gross proceeds to the Company); and (b) termination of this Agreement in accordance with Section 5.8 below.

5. Miscellaneous.

5.1 Additional Parties.

(a) Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of Series A Preferred Stock after the date hereof, as a condition to the issuance of such shares the Company shall require that any purchaser of Series A Preferred Stock become a party to this Agreement by executing and delivering (i) the Adoption Agreement attached to this Agreement as Exhibit A, or (ii) a counterpart signature page hereto agreeing to be bound by and subject to the terms of this Agreement as an Investor and Shareholder hereunder. In either event, each such person shall thereafter shall be deemed an Investor and Shareholder for all purposes under this Agreement.

(b) In the event that after the date of this Agreement, the Company enters into an agreement with any Person to issue shares of capital stock to such Person (other than to a purchaser of Series A Preferred Stock described in Section 5.1(a) above), following which such Person shall hold Shares constituting 1% or more of the Company’s then outstanding capital stock (treating for this purpose all shares of Common Stock issuable upon exercise of outstanding options or warrants, or conversion of convertible securities, as if exercised and/or converted or exchanged), then, the Company shall cause such Person, as a condition precedent to entering into such agreement, to become a party to this Agreement by executing an Adoption Agreement in the form attached hereto as Exhibit A, agreeing to be bound by and subject to the terms of this Agreement as a Shareholder and thereafter such person shall be deemed a Shareholder for all purposes under this Agreement.

5.2 Transfers. Each transferee or assignee of any Shares subject to this Agreement shall continue to be subject to the terms hereof, and, as a condition precedent to the Company’s recognizing such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee were the transferor and such transferee’s signature appeared on the signature pages to this Agreement and shall be deemed to be an Investor and Shareholder, or Key Holder and Shareholder, as applicable. The Company shall not permit the transfer of the Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 5.2. Each certificate representing the Shares subject to this Agreement if issued on or after the date of this Agreement shall be endorsed by the Company with the legend set forth in Section 5.12.

5.3 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than

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the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. The parties hereto agree that any action brought by any party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be subject to the non-exclusive jurisdiction and venue of any state or federal court located in Minnesota. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

5.5 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.7 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified, (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on Schedule A or Schedule B hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 5.7. If notice is given to the Company, a copy shall also be sent to Faegre & Benson LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, Attention: Robert D. Tyler, and if notice is given to Investors, a copy shall also be given to Weil, Gotshal & Manges LLP, 100 Federal Street, Floor 34, Boston, MA 02110, Attention: Kevin J. Sullivan.

5.8 Consent Required to Amend, Terminate or Waive. This Agreement may be amended or terminated and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (a) the Company; (b) Protomold Investment Company, LLC (“PIC”); (c) the Key Holders (exclusive of PIC) holding a majority of the Shares then held by the Key Holders provided that such consent shall not be required if the Key Holders do not then own Shares representing at least 10% of the then-outstanding capital stock of the Company (on a fully

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diluted basis); and (d) the holders of a majority of the shares of Common Stock issued or issuable upon conversion of the then outstanding shares of Series A Preferred Stock held by the Investors (voting as a single class and on an as-converted basis). Notwithstanding the foregoing:

(i) this Agreement may not be amended or terminated and the observance of any term of this Agreement may not be waived with respect to any Investor or Key Holder without the written consent of such Investor or Key Holder unless such amendment, termination or waiver applies to all Investors or Key Holders, as the case may be, in the same fashion;

(ii) the consent of the Key Holders shall not be required for any amendment or waiver if such amendment or waiver either (A) is not directly applicable to the rights of the Key Holders hereunder or (B) does not adversely affect the rights of the Key Holders in a manner that is different than the effect on the rights of the other parties hereto;

(iii) the consent of PIC shall not be required for any amendment or waiver if such amendment or waiver does not adversely affect PIC in a manner materially different than the Investors or any other Key Holder; provided that PIC shall be given prompt written notice of any such amendment or waiver to which PIC did not consent; and further provided that Section 1.2(b) of this Agreement shall not be amended or waived without the written consent of PIC;

(iv) Schedules A and B hereto may be amended by the Company from time to time, without the consent of the other parties hereto, to add information regarding additional Shareholders added in accordance with Section 5.1(a) or 5.2 (as defined in the Purchase Agreement);

(v) any provision hereof may be waived by the waiving party on such party’s own behalf, without the consent of any other party; and

(vi) Section 1.2(a) of this Agreement shall not be amended or waived without the written consent of North Bridge.

The Company shall give prompt written notice of any amendment, termination or waiver hereunder to any party that did not consent in writing thereto. Any amendment, termination or waiver effected in accordance with this Section 5.8 shall be binding on each party and all of such party’s successors and permitted assigns, whether or not any such party, successor or assignee entered into or approved such amendment, termination or waiver.

5.9 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default previously or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

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5.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision of this Agreement.

5.11 Entire Agreement. This Agreement (including Exhibit A hereto) and the Restated Certificate constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

5.12 Legend on Share Certificates. Each certificate representing any Shares issued after the date hereof shall be endorsed by the Company with a legend reading substantially as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT, AS MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST FROM THE COMPANY), AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT VOTING AGREEMENT, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND OWNERSHIP SET FORTH THEREIN.

The Company, by its execution of this Agreement, agrees that it will cause the certificates evidencing the Shares issued on or after the date hereof to bear the legend required by this Section 5.12, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing Shares upon written request from such holder to the Company at its principal office. The parties to this Agreement do hereby agree that the failure to cause the certificates evidencing the Shares to bear the legend required by this Section 5.12 herein and/or the failure of the Company to supply, free of charge, a copy of this Agreement as provided hereunder shall not affect the validity or enforcement of this Agreement.

5.13 Stock Splits, Stock Dividends, etc. In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Shareholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 5.12.

5.14 Manner of Voting. The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.

5.15 Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

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5.16 Costs of Enforcement. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys’ fees.

5.17 Aggregation of Stock. All Shares held or acquired by a Shareholder and/or its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement, and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

[Remainder of Page Intentionally Left Blank – Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date first written above.

COMPANY:

PROTO LABS, INC.

By:	/s/ Bradley A. Cleveland
Name:	Bradley A. Cleveland
Title:	President and Chief Executive Officer

Proto Labs, Inc.: Voting Agreement	Signature Page

INVESTORS:

NORTH BRIDGE GROWTH EQUITY I, L.P.
By:	North Bridge Growth Management, L.P., its General Partner
By:	NBGE GP, LLC, its General Partner

By:	/s/ Douglas Kingsley
Name:	Douglas Kingsley
Title:	Partner

Proto Labs, Inc.: Voting Agreement	Signature Page

KEY HOLDERS:

Signature:	/s/ Lawrence Lukis
Name:	Lawrence Lukis

Signature:	/s/ Yuri Dreizin
Name:	Yuri Dreizin

PROTOMOLD INVESTMENT COMPANY, LLC

By:	/s/ Brian K. Smith
Name:	Brian K. Smith
Title:	Chief Manager

Proto Labs, Inc.: Voting Agreement	Signature Page

SCHEDULE A

INVESTORS

Name and Address
North Bridge Growth Equity I, L.P. 950 Winter Street, Suite 4600 Waltham, MA 02451

Proto Labs, Inc.: Voting Agreement	Schedule A

SCHEDULE B

KEY HOLDERS

Name and Address
Lawrence Lukis 125 Westwood Lane Wayzata, MN 55391

Protomold Investment Company, LLC 2600 Eagan Woods Drive, Suite 150 Eagan, MN 55121

Yuri Dreizin 308 Turnpike Road Golden Valley, MN 55416

Proto Labs, Inc.: Voting Agreement	Schedule B

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on                     , 20    , by the undersigned (the “Holder”) pursuant to the terms of that certain Voting Agreement dated as of August 1, 2008 (the “Agreement”), by and among the Company and certain of its Shareholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) for one of the following reasons (Check the correct box):

☐	as a transferee of Shares from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” and a “Shareholder” for all purposes of the Agreement.

☐	as a transferee of Shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Shareholder” for all purposes of the Agreement.

☐	as a new Investor in accordance with Section 5.1(a) of the Agreement, in which case Holder will be an “Investor” and a “Shareholder” for all purposes of the Agreement.

☐	in accordance with Section 5.1(b) of the Agreement, as a new party who is not a new Investor, in which case Holder will be a “Shareholder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	PROTO LABS, INC.
Name and Title of Signatory

Address:	By:

Title:

Facsimile Number:

E-Mail:

Proto Labs, Inc.: Voting Agreement	Exhibit A